EXHIBIT 10.1

INDEPENDENT CONSULTANT AGREEMENT

THIS INDEPENDENT CONSULTANT AGREEMENT (this "Agreement") is made between American Power Corp., a Nevada corporation and its affiliated companies (collectively referred to as the “Company"), and Alvaro Valencia (“Consultant”).  Unless otherwise indicated, all references to Sections are to Sections in this Agreement.  This Agreement is effective as of the 1st day of August 2010 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the consulting services of Consultant, and Consultant desires to be a consultant for the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Services. The Company hereby agrees to contract with Consultant for his services, and Consultant hereby agrees to provide his consulting services to the Company, as its President and Chief Executive Officer and as a Director (“Services”) for a period of four (4) years beginning on the Effective Date. This Agreement is renewable upon the mutual written consent of the parties on or before thirty (30) days prior to the ending date of this Agreement.  Any such renewal shall be for a period of twelve (12) months.

2. Scope of Consultant Services.

(a) During the term of this Agreement, Consultant will serve as President, Director and Chief Executive Officer of the Company.  In that connection, Consultant will (i) devote his attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his duties hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform all duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

(b) Section 2(a) shall not be construed as preventing Consultant from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises, or (iii) providing consultancy work to other companies, or (iv) holding of other positions at other companies; provided that in no event shall any such service, business activity, investment or position interfere in any respect with the performance of Consultant's duties hereunder; and subject to Section 6.

3. Compensation and Benefits During the Term of this Agreement.  During the term of this Agreement, the Company shall provide compensation to Consultant as follows

(a) The Company shall pay Consultant, or his nominee and/or assigns, $50,000 per year, in equal monthly installments of $4,166.67.

(b) As additional consideration for signing this Agreement and for agreeing to abide and be bound by its terms, provisions and restriction, and in addition to all other benefits described in this Agreement, Consultant, his nominees and/or assigns, shall receive up to an aggregate of 4,000,000 restricted shares of Company common stock (the “Shares”).  The Shares shall be vest and be issued and released as follows: 250,000 Shares released at the end of each three-month period immediately following the Effective Date.  In the event that Consultant’s Consulting Services terminate prior to the end of any three-month period contemplated by this Section 3(b), his rights in the number of Shares that would otherwise be payable at the end of such three-month period multiplied by the ratio which the number of months in such three-month period that Consultant was employed by the Company bears to three (3) shall immediately and fully vest and shall be transferable by Consultant as of the date Consultant’s Consulting Services terminates.  In the event that Consultant’s Consulting Services terminates pursuant to Section 11(b) during the twelve-month period immediately following the Effective Date, his right to 1,000,000 Shares shall immediately and fully vest and shall be released to the Consultant’s estate upon termination.  In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Company’s common stock are exchanged for securities, cash or other property of any other corporation, firm, partnership, joint venture, association, or business entity, the Company is otherwise acquired or there is a change of control of the Company (receipt of more than 50% of the outstanding shares of the Company, the Company otherwise being acquired, or a change in control of the Company are collectively referred to as an “Acquisition”), or in the event of liquidation of the Company, so much of the 4,000,000 Shares that have not been issued to Consultant shall immediately and fully vest and shall also be transferable by Consultant immediately prior to such Acquisition or liquidation.  The numbers of Shares are subject to adjustment from time to time as set forth in this Section 3(b).  In the event that the Company shall at any time after the Effective Date (i) declare a dividend on the Common Stock in shares of its capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of Common Stock, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each case, with respect to so much of the 4,000,000 Shares that have not been issued to Consultant, Consultant shall be entitled to new, additional, or different shares of Common Stock in proportion to such dividend, subdivision, combination or issuance.  This Section 3(b) shall otherwise apply to such new, additional, or different shares of Common Stock to the extent applicable to the Shares with respect to which they were distributed. Any successor of the Company shall be bound by this Section 3(b) as provided by Section 8(b) hereof.

(c) The Company shall reimburse Consultant for business expenses incurred by Consultant in connection with the Consulting Services in accordance with the Company’s then-current policies.

(d)  Consultant will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(e)  Consultant will be entitled to five (5) weeks of paid vacation per year.

(f) Consultant will be entitled to participate in any incentive program or discretionary bonus program of the Company for which he is eligible that may be implemented in the future by the Board of Directors.

(g) Consultant will be entitled to participate in any stock option plan of the Company for which he is eligible that may be approved in the future by the Board of Directors.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

4. Confidential Information.

(a) Consultant acknowledges that the law provides the Company with protection for its trade secrets and confidential information.  Consultant will not disclose, directly or indirectly, any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management. Consultant will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Consulting Services with the Company, except as required in the course of the Consulting Services.

(b) Consultant will strictly adhere to any obligations that may be owed to former employers insofar as Consultant’s use or disclosure of their confidential information is concerned.

(c)  Information will not be deemed part of the confidential information restricted by this Section 4 if Consultant can show that:   (i) the information was in Consultant’s possession or within Consultant’s knowledge before the Company disclosed it to Consultant; (ii) the information was or became generally known to those who could take economic advantage of it;  (iii) Consultant obtained the information from a party having the right to disclose it to Consultant without violation of any obligation to the Company, or (iv) Consultant is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Consultant notifies the Company immediately upon receiving or becoming aware of the legal process in question.  No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

(d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Consultant during the Consulting Services are the property of the Company.  Upon Termination of the Consulting Services, whether or not for Cause, Consultant will immediately deliver to the Company all property of the Company which may still be in Consultant’s possession.  Consultant will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Consulting Services or after Termination thereof, except as authorized by the Company’s management.

(e) For a period of one (1) year after the date of Termination of the Consulting Services, Consultant will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one-year period following the time of such Termination was an employee of the Company without the prior written consent of the Company.

5.  Ownership of Intellectual Property.

(a) The Company will be the sole owner of any and all of Consultant’s Inventions that are related to the Company’s business, as defined in more detail below.

(b) For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c) An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Consultant (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Consultant was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Consultant for the Company.

(d) Consultant will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e) Consultant will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Consultant.   In some jurisdictions, Consultant may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company.  In that case, if applicable law permits Consultant to assign Consultant’s Right(s) in future Company-Related Inventions at this time, then Consultant hereby assigns any and all such Right(s) to the Company, without additional compensation to Consultant; if not, then Consultant agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Consultant.

6.  Non-competition.  As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Consultant access to certain confidential and proprietary information, which Consultant recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Consultant and other employees similarly situated to Consultant, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Consultant hereby acknowledges, Consultant acknowledges and hereby agrees as follows:

(a) that Consultant is and will be engaged in the business of the Company;

(b) that Consultant has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during such period and the period of Consultant’s Consulting Services under this Agreement, Consultant has, and will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;

(c) that the obligations of this Agreement are directly related to the Consulting Services and are necessary to protect the Company’s legitimate business interests; and that the Company’s need for the covenants set forth in this Agreement is based on the following:  (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that Consultant will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that, after having access to the Company’s technology and other confidential information, Consultant could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d) that for a period commencing on the Effective Date and ending three (3) months following Termination as provided in Section 11.(c), Consultant shall not in any way engage, without the Company’s written consent (such consent not to be unreasonably withheld), in any business in competition with the business of the Company, or seek any position from any company or individual who competes with the business of the  Company, or accept any capacity or position offered by any company or individual who competes in the business of the Company. The “business of the Company” as referred to in this Agreement means the business of coal exploration within the State of Montana.

7. Legal Fees and Expenses.  In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Consultant arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8.  Successors.

(a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Consultant and Consultant’s heirs and legal representatives, except that Consultant’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.  Arbitration.

(a) Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years’ experience in working in or with companies engaged in the industry in which the Company is engaged.  Unless otherwise agreed by the parties, the arbitration shall take place in the city in which Consultant’s principal office space is located at the time of the dispute or was located at the time of Termination of the Consulting Services (if applicable).  The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b) To protect inventions, trade secrets, or other confidential information and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c) At the request of either party, the arbitrator may take any interim measures s/he deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.  Indemnification.  Company shall to the fullest extent permitted by law or as set forth in the  Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Consultant from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was a director or officer of the Company, or the performance of his duties hereunder except in the case of Consultant’s gross negligence, willful misconduct, criminal conduct or violations of law.

11.  Termination.

(b)	Death. This agreement will terminate on the Death of the Consultant.

(c)
With Cause.  Company may terminate this Agreement at any time because of (i) Consultant’s material breach of any term of the Agreement, (ii) the determination by the Board of Directors in the exercise of its reasonable judgment that Consultant has committed an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Consultant’s negligence in the performance of his duties hereunder (“Cause”).

(d)	Good Reason. The Consultant may terminate his Consulting Services and this Agreement for “Good Reason” by giving Company ten (10) days written notice if:

(i)
he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii)           his compensation is reduced; or

(iii)
Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for Termination hereunder or to contest in good faith such notice.  Further, if such contest is not resolved within thirty (30) days, Company shall submit such dispute to arbitration under Section 9.

(e)	Without Cause. Company may terminate this Agreement without cause.

12.  Obligations of Company upon Termination.

(a) In the event of the Termination of Consultant’s Consulting Services and this Agreement pursuant to Section 11(a), (b) or (c), Consultant will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits), provided that if Consultant’s Consulting Services terminates pursuant to Section 11(b) during the twelve-month period immediately following the Effective Date, Consultant’s right to 1,000,000 Shares shall immediately and fully vest and shall be payable to Alvaro Valencia as of the Effective date

(b) In the event of the Termination of Consultant’s Consulting Services and this Agreement pursuant to Section 11 (d) or (e), Consultant will be entitled to receive as severance pay, an amount equal to the monthly compensation provided for in Section 3(a) multiplied by a factor of three (3) in addition to all payments of salary earned through the date of termination in one lump sum.

13.    Independent Contractor

(a) The relationship between the Company and the Consultant shall be that of an independent contractor, and shall not be construed as that of a partnership, joint venture or employment.  At no time shall the Consultant be considered or deemed an employee of the Company.  The Consultant represents and warrants to the Company that all services for the Company performed by the Consultant, its employees or agents, will be performed to the standard of care, skill and diligence of experienced professionals and in a competent and efficient manner.  The Consultant agrees to meet the performance standards that may be reasonably prescribed by the Company from time to time.

14.  Other Provisions.

(a) All notices and statements with respect to this Agreement must be in writing.  Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company.  Notices to Consultant may be delivered to Consultant in person or sent to Consultant’s then-current home address as indicated in the Company’s records.

(b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Nevada as applied to contracts made and carried out in Nevada by residents of Nevada.

(f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h) This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

(i) The Company acknowledges and consents to the Consultant consulting for Macroconsult, which provides economic and investment banking advisory services to a wide range of industries in Peru while it doesn’t compete with the company’s business as described in Section 6.

This Agreement contains provisions requiring binding arbitration of disputes.  By signing this Agreement, Consultant acknowledges that he or she (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

This Agreement dated the 31st day of July, 2010.

AMERICAN POWER CORP.	ALVARO VALENCIA

___________________________________	_____________________________________
Name: JOHANNES PETERSEN
Title: Director
Date: 31 July 2010